Crown Cork & Seal Company, Inc.

                                                            Exhibit 99.1




                     CROWN CORK & SEAL TO SUSPEND QUARTERLY
                     --------------------------------------
                       DIVIDEND TO FOCUS ON DEBT REDUCTION
                       -----------------------------------


Philadelphia, PA - December 15, 2000. Crown Cork & Seal Company, Inc. (NYSE & Paris Bourse: CCK) announced that its Board of Directors voted to suspend the Company's quarterly dividend on its common stock. The next scheduled dividend would have been payable in February 2001 to shareholders of record. The Company's quarterly dividend had been set at $0.25 per share, or an aggregate of approximately $126 million on an annualized basis. The Company intends to dedicate the cash which would have been used to pay dividends towards debt reduction.

John W. Conway, President stated, "As has been reported widely, companies with alleged asbestos liabilities have been hit hard in the financial markets in the wake of the recent bankruptcy filings. The Company has a strong cash flow and firmly believes it can manage its asbestos liabilities, however, it is clear that in the present circumstances the financial markets and rating agencies expect us to preserve our free cash. We believe the change in our dividend policy, which our Board will review periodically, should benefit the Company's shareholders by increasing liquidity and providing further financial flexibility."

William J. Avery, Chairman and CEO stated that the Board made this decision after considerable deliberation, but recognized the current state of the financial markets and the importance to shareholders of an improved credit position. He added that as an additional indication of the Board's confidence many members have recently been purchasing company stock.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of the Company to differ include, without limitation, competitive pressures affecting the Company, its customers and suppliers; the Company's ability to generate significant free cash and maintain appropriate debt levels and liquidity; cost reduction efforts and expected savings; the outcome of asbestos-related litigation (including the level of future claims and terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, which could increase the Company's asbestos-related costs over time) and other litigation and contingencies; changes in the availability and pricing of raw materials and the Company's ability to pass price increases through to its customers; costs and difficulties related to the integration of acquired businesses; the impact of any potential dispositions or other strategic realignments; and changes or differences in U.S. or international economic, monetary or political conditions. In addition, other factors have been discussed under the caption `Forward-Looking Statements' in the Company's Form 10-K Annual Report for the year ended December 31, 1999 and in subsequent filings. The company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Cork & Seal is the leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.


                                * * * end * * *